POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Jeffrey J. Clarke, located at 3855 Washington Street, San Francisco, CA 94118, do hereby nominate, constitute and appoint Daniel S. Follis, Jr., Melanie C. Dunn or Terri Trainor Clark, with offices at One Campus Martius, Detroit, Michigan 48226, my true and lawful attorney in fact, for me and in my name, place and stead to:

Execute my name to any and all documents, forms and reports ("Documents"), whether such Documents are filed with the Securities and Exchange Commission electronically or otherwise, for transactions in the securities of Compuware Corporation.

In addition, I hereby give and grant unto my said attorney in fact, full power and authority to do and perform every act necessary, requisite or proper to be done in and about the premises as fully as I might or could do if I were personally present, with full power of substitution and revocation, hereby ratifying and confirming all that my said attorney shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have here unto set my hand this 23 day of November, 2013.

/s/ Jeffery J. Clarke

CALIFORNIA ALL-PURPOSE ACKNOWLEDGEMENT
State of California
County of San Francisco
On November 23, 2013 before me, Jimmy Phan, Notary Public
Personally appeared Jeffrey J. Clarke

Who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand an official seal.

/s/ Jimmy Phan
Jimmy Phan
COMM. No. 1934587
Notary Public . California
San Francisco County
Comm. Exp. MAY 1, 2015